Exhibit 10.2

October 17, 2002

Monte Zweben
c/o Blue Martini Software, Inc.
2600 Campus Drive
San Mateo, CA 94403

Dear Monte,

This letter outlines the retention package being offered to you by Blue Martini Software, Inc. The details of the package are set forth below.

Severance:

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If your employment with the Company is terminated without Cause and not in connection with a Transaction, you will be eligible to receive a lump-sum severance payment equal to six (6) months of your base salary and target bonus (and any previously earned but unpaid bonuses), and, provided that you elect COBRA coverage, the Company will pay for health benefits for you and your dependents for six (6) months on the same terms as then provided to Company employees.

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If your employment with the Company is terminated without Cause in connection with a Transaction, (1) you will be eligible to receive a lump-sum severance payment equal to twelve (12) months of your base salary and target bonus (and any previously earned but unpaid bonuses), (2) provided that you elect COBRA coverage, the Company will pay for health benefits for you and your dependents for twelve (12) months on the same terms as then provided to Company employees, and (3) the vesting of fifty percent (50%) of the remaining unvested portion of your options shall be accelerated.

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“Transaction” means (1) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, in which (a) the stockholders of the Company immediately prior to the consolidation, merger, or reorganization own less than 70% of the surviving entity’s voting power immediately after the consolidation, merger, or reorganization or (b) the Company’s board of directors immediately prior to the consolidation, merger, or reorganization constitute less than 50% of the board of directors of the surviving entity immediately after the consolidation, merger, or reorganization; (2) any transaction or series of related transactions to which the Company is a party in which more than 30% of the Company’s voting power is transferred; (3) or a sale, lease, or disposition of all or substantially all of the assets of the Company

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“In connection with a Transaction” means that the termination occurred (1) within twelve (12) months after the closing date of a Transaction, or (2) shortly before, and in contemplation of, a Transaction.

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“Cause” means the occurrence of one or one or more of the following: (1) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against the Company; (2) gross misconduct or gross negligence in the performance of your responsibilities which, based upon good faith and reasonable factual investigation, demonstrates unfitness to serve; or (3) material and harmful violation or breach of any Company policy or any statutory, fiduciary, or contractual duty of yours to the Company.

(As used in this definition, “Company” includes any successor to the Company pursuant to a Transaction.)

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“Termination without Cause” includes your resignation for any of the following reasons: (1) a material reduction in your position or duties (changes in the number of your direct reports will not suffice as a reason, so long as you maintain your title and report to the CEO, CFO, or COO); (2) a reduction in your compensation or benefits (excluding variable compensation) other than in connection with an across-the-board reduction applicable to the majority of Company executive-level employees; or (3) the requirement to relocate to maintain the same position. If you resign from the Company other than for a reason enumerated in this paragraph, you will not receive the severance payments or extended health care coverage described in this Addendum. (As used in this definition, “Company” includes any successor to the Company pursuant to a Transaction.)

Extended Option Exercise Period:

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If your employment with the Company is terminated without Cause and not in connection with a Transaction, the Company (or its successor or assign) will extend the exercisability of your vested options from the existing period (three (3) months after termination of employment or continuous service) to twenty-four months after the termination of employment or continuous service.

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If your employment with the Company is terminated without Cause in connection with a Transaction, the Company (or its successor or assign) will extend the exercisability of your vested options from the existing period (three (3) months after termination of employment or continuous service) to forty-eight months after the termination of employment or continuous service.

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Please note that, if your options include incentive stock options, the Company cannot guarantee that your option will be treated as an “incentive stock option” if you exercise your option more than three (3) months after the termination of your employment or continuous service. You should consult a tax professional for details and recommendations.

The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. All other terms of your original offer letter, your Employee Proprietary Information and Inventions Agreement and any other agreements remain in effect.

As acceptance of the terms set forth in this letter, please sign and date this letter and return the original to Human Resources by Monday, October 21, 2002. We look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Very truly yours,

/s/ ROBERT E. CELL
Robert E. Cell Chief Financial Officer

I ACCEPT THE TERMS STATED IN THIS LETTER.

/s/ MONTE ZWEBEN	October 17, 2002
Monte Zweben	Date

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